EXHIBIT 4.23

(ENGLISH TRANSLATION – For informational purposes only)

Certain provisions, exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

The symbol “[***]” denotes places where certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

CEC Sec. Presidency Administration Commercial

[***]

Argentine Republic - National Executive Branch

2021 - Year of Tribute to the Nobel Prize in Medicine Dr. César Milstein

Certificate of Notification

Number: IF-2021-89955599-APN-USG#ORSNA

CITY OF BUENOS AIRES

Thursday, September 23, 2021

Reference: RESFC-2021-60-APN-ORSNA#MTR

To:

AEROPUERTOS ARGENTINA 2000 S.A.

Dr. Gustavo LUPETTI:

I am writing to you in order to notify you of the issuance of the Joint Signature Resolution RESFC-2021-60-APN-ORSNA#MTR dated September 23 of this year of this Regulatory Body, by virtue of which it was provided in Article 1: “ (..) - To approve the content of the Minutes of Meeting held between the REGULATORY BODY OF THE NATIONAL SYSTEM OF AEROPUERTOS (ORSNA) and AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA (AA2000 S.A.) dated August 3 and September 2 of this year, and both contained in IF-2021-83754295-APN-USG#ORSNA.”

The act hereby notified exhausts the administrative remedies, and the judicial instance, which may be filed within the period of NINETY (90) working days computed from the day following the date of notification. Without prejudice to the foregoing, Against the administrative act hereby notified, an appeal may be lodged against the administrative act of reconsideration and/or appeal, within TEN (10) and FIFTEEN (15) days respectively computed from the date following the date of notification of the same, as established in Articles 84 and 94 of the Regulations of Administrative Procedures, Decree No. 1759/72 (T.O. 2017).

Resolution RESFC-2021-60-APN-ORSNA#MTR, dated 23 December 2021, is attached.

Digitally signed by Electronic Document Management
Date: 2021.09.23 09:51:19 -03:00

/s/ CARMELA MARTINEZ
Carmela Martinez
Head of Department
General Secretariat Unit
Regulatory Body of the National Airport System

Digitally signed by Gestion Documental Electronics
Date: 2021.09.23 09:51:20 -03:00

2

Argentine Republic - National Executive Branch

2021 - Year of Tribute to the Nobel Prize in Medicine Dr. César Milstein

Joint signature resolution

Number: RESFC-2021-60-APN-ORSNA#MTR

CITY OF BUENOS AIRES
Thursday, September 23, 2021

Reference: EX-2021-83729676-APN-USG#ORSNA (Meeting Minutes of 3/8/21 and 2/9/21)

HAVING read EX-2021-83729676-APN-USG#ORSNA; Decree No. 375 of April 24, 1997, amended by its similar No. 500 of June 2, 1997, ratified by the Decree of Necessity and Urgent Decision No. 842 of 27 August 1997; Decree No. 163 of 11 February 1998 and Decree No. 1799 of December 4, 2007; Law 27,541, Decree of Necessity and Urgency No. 260 of 12 December 2019, March 2020 and its amendments; Decree No. 1009 of December 16, 2020; and

WHEREAS:

The File mentioned in the Notice contains the presentation made by AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA (AA2000 S.A.) through its Note AA2000-DIR-902/21 in relation to the current commitments that are embodied in the “Technical Conditions for the Extension” of the Concession prescribed by Decree No. 1009/20.

The Concessionaire expressed a series of considerations in order to be able to cope with the difficulties posed by this situation, prioritizing the needs of the service in the short, medium and long term.

This Regulatory Body -through NO-2021-65274599-APN-ORSNA#MTR- responded to the aforementioned communication inviting AA2000 S.A. to a meeting for the purpose of determining and establishing future courses of action that would prevent the violation of the commitments assumed by the Concessionaire with the National State.

By virtue of this, working meetings were held between AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA (AA2000 S.A.) and this ORSNA, dated August 3 and September 2 of the current year, and the respective Meeting Minutes were signed.

In the first of the meetings, the parties concluded that “(i) the forecast of a beginning of the recovery of traffic at the beginning of this year 2021, has become outdated; (ii) the effect that the pandemic has been having the sector has been detrimental, and the measures that other government agencies have been forced to adopt, has had an impact on airport activity; (iii) for its part, the actions taken to mitigate the harmful circumstances imposed in accordance with the presentation of the Concessionaire and its Financial Statements reflect that although they have been more than considerable, they are insufficient on their own to overcome the crisis; and (iv) under these conditions it is timely and convenient to adopt measures that reasonably contribute to a better transition the continuity of the emergency and at the same time the quickest recovery in order to return to an air transport market capable of supporting the growth and economic development of the Nation.”

Immediately afterwards, the Concessionaire understood that by virtue of the conclusions reached they should concrete sustainability actions for the Concession and, consequently, requested that “1) considers that the ‘cause beyond the control of the parties’ has occurred that allows the extension of commitments -assumed for March 2022 to December 2022 under the terms of CLAUSE THREE of the “Technical Conditions for Extension” approved by Decree 1009/20; 2) It is also extended for June 2023 the start of the integration plan to the Trust committed by the Meeting Minutes of October 14, 2020, under the same conditions provided therein; 3) In response to passenger traffic in 2021, comparatively insignificant in relation to the PEF, the forgiveness of one year is granted in the obligations to integrate the Trust (canon); 4) ORSNA comply with the Revisions of the Economic and Financial Equation pending before December 31, 2021 and made effective the tariff adjustment that allows the balance in the IRR of 16.45, in order to be able to carry out the necessary financial arrangements; 5) The planned investment plan is readapted, reducing it proportionally to the fall in passenger traffic that does not recover in the next TWO (2) years of Concession.”

In that act, the ORSNA rejected the request of the Concessionaire in points 3 and 5 as it is not within the powers of the Regulatory Body to modify the provisions of Decree No. 1009/20 (Investment Plan) and Decree No. 1799/07 (Payment of Specific Allocation of Revenues) which was notified to AA2000 S.A. in that same act.

On the other hand, and in that instance, the parties agreed only to continue with the considerations regarding of points 1, 2 and 4, this, in accordance with the particularities that will be carried out in the following meetings for each case.

Likewise, the ORSNA, prior to any exchange of ideas, considered it necessary evaluate the degree of compliance with the commitments assumed by the Concessionaire for this year, in accordance with the provisions of Clauses 2.1.1, 2.1.2 and 2.1.3 of the “Technical Conditions for the Extension”, and AEROPUERTOS ARGENTINA 2000 SOCIEDAD ANÓNIMA (AA2000 S.A.) report on this at the next meeting.

In the meeting held on September 2, the Concessionaire stated that - with respect to CLAUSE 2.1.1 of “Technical Conditions for the Extension”, approved by the Decree 1009/20- documentation has been sent to the file where Note AA2000-DIR is being processed-615/21, making available for the ORSNA to carry out specific studies on the use of said funds.

In this regard, the Regulatory Body indicated that given the large number of works submitted in the documentation -filled out by Note AA2000-DIR-615/21- would be analyzed in detail taking into account the context and the situation that the airport sector is going through, being communicated the conclusions to that Concessionaire.

With regard to the provisions of Clauses 2.1.2 and 2.1.3 of the “Technical Conditions for the Extension”- the Concessionaire stated that with respect to the financing of the Trusts, they engaged Financial Advisors with global reach who specialize in project financing and raising capital from various institutions (multilaterals, credit agencies, etc.).

AA2000 S.A. attached the list of working meetings held with the national and international banking and financial sectors in order to achieve a securitization of the Trusts provided for in the CLAUSES 2.1.2 and 2.1.3 of the “Technical Conditions for Extension” in accordance with conditions reasonable and in accordance with the airport activity.

In turn, the Concessionaire continued to maintain that – as a result of the meetings held – the independent placement agents do not find it feasible to carry out the securitization actions until that the scenarios for the recovery of international air traffic showed increasing levels of activity, understanding that its implicit additional risk is still high and, as such, would clearly have an impact on the conditions of granting and, with it, cause damage to the funds available for works originated from the payment of the Specific Allocation of Income.

However, AA2000 S.A. stated that it would continue to work together with the placement agents national and international in order to continue to make the maximum possible efforts to achieve -in the shortest possible time- the securitization of the planned funds and (as requested by the ORSNA) the participation in the working meetings -in progress- of the trustees of the BANCO DE LA NACIÓN ARGENTINA (BNA) in order to accelerate the deadlines for effective implementation.

In the context of this, the ORSNA understood that the consideration of the commitments must be made in the context determined by the emergency by virtue of which the actions have been initiated and with the collection of the revenues that originate from the payment of the specific allocation of revenues of the concession.

However, and assuming the transitory nature of the crisis, the ORSNA indicated that they would not admit altering the materiality of the commitments, highlighting that the process of securitization - if carried out - could in no way alter the stipulations of the “Technical Conditions for the Extension.”

For the foregoing, and for the purposes of monitoring compliance with CLAUSE 2.1.1, it was determined the following degree of progress of works necessary for December of this year: a) BARILOCHE (Terminal of Passengers) - EIGHTY PERCENT (80%); b) AEROPARQUE (Coastal Fill Works, New Roads and Multilevel Vehicular Parking) - EIGHTY PERCENT (80%) of physical progress in relation to the total amount of the contract consisting of PESOS ONE THOUSAND SEVEN HUNDRED SIXTY-EIGHT MILLION FOUR HUNDRED THIRTEEN THOUSAND NINE HUNDRED SIXTY-SEVEN ($1,768,413,967); c) EZEIZA (Delta Taxiing Beacon) - SIXTY-FIVE PERCENT (65%), with the Technical Areas of the ORSNA carrying out the monitoring and control of these percentages.

In this regard, it was highlighted that the completion (ONE HUNDRED PERCENT (100%)) of each of the works, mentioned and/or covered by CLAUSE 2.1.1. referred to above, must be obtained in accordance with the needs raised by the REGULATORY BODY OF THE NATIONAL SYSTEM OF AIRPORTS (ORSNA).

Likewise, it was clearly established that -without prejudice to the time of disbursement- the sum provided for -in the CLAUSE in question- of UNITED STATES DOLLARS ONE HUNDRED AND THIRTY TWO MILLION (U$S 132,000,000) will in no way be deductible or superimposed (accounting for TWO (2) times) with the investments referred to in CLAUSE 2.1.4 thereof document.

Accordingly, this is how it should be understood what was previously stated by the ORSNA in terms of the fact that the commitment assumed -Numeral 2.1.1 of the “Technical Conditions for the Extension”- with respect to the amount indicated will be considered fulfilled regardless of the time at which the Concessionaire makes its disbursement or payment and without prejudice to the Regulatory Body evaluating said obligation at the time of analyzing both the certifications and the disbursements that are made.

In accordance with the foregoing, AA2000 S.A. undertook to exceed the floor established in the CLAUSE 2.1.1 referred to above.

In relation to provisions 2.1.2 and 2.1.3 of the “Technical Conditions for the Extension”, although the Concessionaire accredited the realization of its greatest efforts and contributions of suitability until the present it is likely that -at this juncture of prolongation of the COVID-19 Pandemic that affects the tourism and airport sector – difficulties persist in the financial market to achieve the proposed financing in the scheduled time.

Under these conditions, and without prejudice to requesting a complete report of the steps that will be taken to until December 31 of this year, the Concessionaire was required to - for the same reasons understood as necessary to reschedule other financial commitments- those assumed in function of Clauses 2.1.2 and 2.1.3 (referring to the financing of the Trusts) are taken into account in future financial management, this, in view of the market possibilities and the interaction with the BANCO DE LA NACIÓN ARGENTINA (BNA) already indicated; since the investments to be made with these funds are seen as priorities by this Regulatory Body.

On this basis, AA2000 S.A. undertook to submit the periodic reports requested and to continue to make best efforts jointly with the ORSNA and the Trustee in a manner to accelerate ongoing processes.

On the other hand, and in relation to the financial commitments and the Revision of the Economic and Financial Equation Procedure -in consideration of what was requested by the Concessionaire in the previous meeting- the REGULATORY BODY OF THE NATIONAL AIRPORT SYSTEM (ORSNA) said that -in principle- there are causes beyond the control of the parties that allow -as a reasonable solution of sustainability of the Concession - the postponement of part of the financial commitments to December of 2022, as provided for in CLAUSE THREE of the “Technical Conditions for the Extension” without altering the sustainability of the obligations.

Without prejudice to the foregoing, and even if it is appropriate to postpone the commitment of CLAUSE 2.1.4 of the “Technical Conditions for the Extension” for December 31, 2022, the different obligations they must be interpreted in a comprehensive manner.

For this reason, the ORSNA pointed out that the conditions assumed by the parties in the approved document by Decree 1009/20 – like the Economic and Financial Plan – are imposed by reason of good faith contractual, for the purpose of evaluating the scope of the commitments and their eventual postponement.

It is determined, therefore, that the occurrence of the cases of Force Majeure - which must be considered for the purpose of avoiding undue damage - cannot be a cause of benefits for the Concessionaire since to postpone the commitment of March 2022 definitely (corresponding to the CLAUSE 2.1.4) by December of the same year may not be the most reasonable solution.

In the same way it is not possible to interpret clauses autonomously and independently of the rest of the conditions contained. For this reason, the postponement of the commitment assumed in the clause 2.1.4 of the Technical Conditions for Extension should not be interpreted in absolute form but in relationship with the actual deviations in relation to the approved PEF, produced by virtue of the circumstances indicated.

Consequently, the ORSNA indicated that without prejudice to the postponement of the commitment of the CLAUSE 2.1.4 -by December 31, 2022- the Concessionaire must accredit by that date the contracting of works (in the year) for a value that is directly proportional to the real income accumulated -from the entry into force of Decree 1009/20 until that moment- compared to the flow of revenues foreseen for the same period in the PEF and, this, in relation to the forecasts of works for the year.

For its part, - and in the event that international passenger traffic as of December 31, 2022 does not reach EIGHTY PERCENT (80%) of that registered in 2019 (comparing the years 2019 and 2022 complete)- the ORSNA will request that AA2000 S.A. provides funds (to be complied with according to the instruments detailed in the following paragraph) that reaches the amount of DOLLARS U.S. FOUR HUNDRED AND SIX MILLION FIVE HUNDRED THOUSAND (US$406,500,000) for the time when there is a flow of income equal to that provided for in the PEF for the month of March 2022 (considering the historical monthly seasonality with respect to the annual value considered in the Annex to the “Technical Conditions for Extension”) and shall be understood as follows: fulfilled the commitment of CLAUSE 2.1.4., the parties adopting -on that occasion- the precautions that may be necessary.

Finally, in the event that international passenger traffic as of December 31, 2022 exceeds EIGHTY PERCENT (80%) of that registered in 2019 (comparing the full years of 2019 and 2022), the Commitment assumed in CLAUSE 2.1.4 will be deemed fulfilled -relating to the availability of funds – in the forms established in the Minutes.

Likewise, and in consideration of the special circumstances, the ORSNA requested and the Concessionaire pledged not to pay dividends until the availability of funds is met, as described in CLAUSE 2.1.4 in the terms referred to above.

In relation to the commitments assumed in CLAUSE 2.1.5, the ORSNA stated that they remain unchanged.

With regard to the pending Revisions of the Economic and Financial Equation- the ORSNA will continue to with the pertinent procedures and for this it required the Concessionaire to expedite the Submission of the information, in a timely manner, requested.

Without prejudice to the foregoing, it would not be appropriate -by virtue of the following considerations- to put in mind any adjustments resulting from them due to: (i) impossibility of taking as a reference a projection of passenger traffic in a “situation” table that, contrary to expectations, has been prolonged over time and (ii) the airport taxes that would probably result from that Audits – in this unprecedented scenario – would be excessively high, discouraging activity and harmful to users and, of course, far from the principles of competitiveness and reasonableness that the industry requires.

These circumstances cannot be ignored by the Concessionaire since their causes are the same as those expressed in its Note• AA2000-DIR-902/21 and it is appropriate to emphasize once again that the ORSNA must look after the user and, at the same time, comply with its competences in a serious and requiring that certain issues be temporarily postponed in consideration of the special details described.

For said postponement it does not prevent compliance with the provisions of NO-2021-29861827-APN- ORSNA#MTR and within the established period.

By virtue of the foregoing, and after the intervention of the corresponding Managements, defer adjustments for Revisions of the Economic and Financial Equation until June 30, 2023; assuming that on that occasion all the corresponding Revisions will be concluded until that At the moment, the pertinent adjustments will be made to correct the imbalance in its entirety originated and arising from the corresponding economic calculations from Annex II of the Act of Technical Conditions for Extension.

When the MANAGEMENT OF ECONOMIC AND FINANCIAL REGULATION intervenes (GREYF)(PV-2021-84543942-APN-GREYF#ORSNA) stressed that “( ... ) within the framework of the which are proper to them and without prejudice to the legal and technical considerations that in this regard must be carried out within the framework of the specific normative plexus, in accordance with the subject matter raised here, and with respect to the existing regulatory background, it has no objections to the continuation of the procedure by the rest of the ORSNA managements, prior to its treatment by the Board of Directors of the Agency.”

For its part, the OPERATIONS AND USER EXPERIENCE MANAGEMENT (GOYEU) (PV-2021-84753647-APN-GOYEU#ORSNA) stated that “( ... ) within the framework of its responsibilities, it has no objections to the continuation of the procedure by the rest of the management of the ORSNA, prior to its treatment by the Board of Directors of the Agency.”

The AIRPORT INFRASTRUCTURE WORKS MANAGEMENT (GOIA) (PV-2021-84845122-APN-GOIA#ORSNA), for its part, stated that “( ... ) having analyzed the present actions ... it has no observations to make within the scope of its competence.”

On the other hand, the AIRPORT PLANNING MANAGEMENT (GPA) (PV-2021-85236593-APN-GPA#ORSNA) indicated that “( ... ) has no observations to make in the context of its responsibilities” while the ADMINISTRATION AND BUDGET MANAGEMENT (GAYP) (PV-2021-85805737-APN-GAYP#ORSNA) pointed out that “( ... ) in specific order of competences assigned to this Management ... there are no observations to make.”

The MANAGEMENT OF LEGAL AFFAIRS (GAJ) of this Regulatory Body has taken the intervention that corresponds to it.

The BOARD of DIRECTORS of the REGULATORY BODY OF THE NATIONAL AIRPORT SYSTEM (ORSNA) is empowered to issue this measure, as established by Article 3 of the National Law of Administrative Procedures No. 19,549; Article 23, subparagraphs (c) and (f) of Decree No. 375/97 and other regulations cited above.

In the Open Meeting of the Board of Directors, on September 22 of this year, the matter, empowering the undersigned to issue the following administrative act.

THEREFORE,

THE PRESIDENT AND VICE-PRESIDENT OF THE REGULATORY BODY OF THE SYSTEM NATIONAL AIRPORTS

RESOLVED:

ARTICLE 1.- To approve the content of the Minutes of the Meeting held between the ORSNA and AIRPORTS ARGENTINA 2000 SOCIEDAD ANÓNIMA (AA2000 S.A.) dated August 3 and September 2, current year, and both contained in IF-2021-83754295-APN-USG#ORSNA.

ARTICLE 2.- Notify the Concessionaire and, once complied with, file.

Digitally signed

/s/ LUGONES AIGNASSE	/s/CARLOS PEDRO MARIO ANIBAL

Date: 2021.09.23 08:40:01 ART
Location: Autonomous City of Buenos Aires
Carlos Pedro Mario Aníbal Lugones Aignasse
President
Regulatory Body of the National Airport System

/s/ MURIEL FERNANDO JOSE
Date: 2021.09.23 09:15:48 ART
Location: Autonomous City of Buenos Aires
Fernando José Muriel
Vice President
Regulatory Body of the National Airport System

Meeting Minutes

In the City of Buenos Aires, headquarters of the Regulatory Body of the National Airport System, on the 3rd day of August 2021, its President Dr. Carlos Lugones, its Vice President Dr. Fernando Muriel, the Manager of Legal Affairs, Dr. Lucas Lafosse and the Manager of Economic and Financial Regulation meet on behalf of the ORSNA. Lic. Juan Pablo Picasso; and on behalf of the Concesionario Aeropuertos Argentina 2000 S.A., its CEO, Mr. Daniel Ketchibachian, accompanied by the Director of Legal, Dr. Gustavo Lupetti.

The meeting is held within the framework of notes AA2000-DIR-902/21 and NO-2021- 65274599-APN-ORSNA#MTR.

[***]

After extensive debate, the following is concluded: (i) the forecast of a beginning of traffic recovery at the beginning of this year 2021 has become outdated; (ii) the effect that the pandemic has been having on the sector has been detrimental, and the measures that other government agencies have necessarily been forced to adopt, have had an impact on airport activity; (iii) on the other hand, the actions taken to mitigate the harmful circumstances imposed in accordance with the presentation of the Concessionaire and its financial statements reflect that, although they have been more than considerable, they are insufficient on their own to overcome the crisis; and (iv) under these conditions, it is opportune and convenient to adopt measures that reasonably contribute to better transitioning to the continuity of the emergency and, at the same time, the earliest recovery, in order to return to an air transport market capable of supporting the growth and economic development of the Nation.

The Concessionaire then understands that by virtue of the conclusions reached, concrete sustainability actions for the Concession must be weighed and consequently requests that:

1)

The “cause beyond the control of the parties” that allows the extension of commitments assumed for March 2022 to December 2022 under the terms of clause THREE of the Technical Conditions for the Extension approved by Decree 1009/20 is deemed to have occurred.

2)	The start of the integration plan to the Trust committed by the Meeting Minutes of October 14, 2020, is also extended to June 2023, under the same conditions provided therein.
3)	In view of the passenger traffic of 2021, comparatively insignificant in relation to the PEF, the forgiveness of one year in the obligations to integrate the Trust (canon) be granted.
4)

That the ORSNA comply with the Revisions of the Economic and Financial Equation pending before December 31, 2021 and that the tariff adjustment that allows the balance in the IRR of 16.45 be made effective, in order to be able to carry out the necessary financial procedures.

5)	The planned investment plan is rescheduled, reducing in proportion to the fall in passenger traffic that does not recover in the next 2 years of the Concession.

The ORSNA, in this act, rejects the request in points 3 and 5 by the Concessionaire because the modification of the provisions of Decree No. 1009/20 (Investment Plan) and Decree No. 1799/07 (Payment of Specific Allocation of Revenues is not within the powers of the Regulatory Body). The Concessionaire is hereby notified of such decision.

On the other hand, in this instance, the parties agree only to continue in the consideration of points 1, 2 and 4, in accordance with the particularities that will be carried out in the following meetings for each case.

Likewise, the ORSNA, prior to any exchange of ideas, considers it necessary to evaluate the degree of compliance with the commitments assumed by the Concessionaire for this year in accordance with the provisions of CLAUSES 2.1.1, 2.1.2 and 2.1.3 of the “Technical Conditions for the Extension”, and AA2000 must report on this at the next meeting.

There being no more matters to be discussed, a new meeting is convened on a date to be confirmed between the parties when the analysis of the case has been carried out.

Without further ado, the present meeting is closed.

Meeting Minutes

In the City of Buenos Aires, headquarters of the Regulatory Body of the National Airport System, on the 2nd day of September 2021, its President Dr. Carlos Lugones, its Vice President Dr. Fernando Muriel, the Manager of Legal Affairs, Dr. Lucas Lafosse, the Manager of Economic and Financial Regulation, Juan Pablo Picasso and the Manager of Airport Planning Arq. Ignacio Vilanova; and on behalf of the Concesionario Aeropuertos Argentina 2000 S.A., its CEO, Mr. Daniel Ketchibachian, accompanied by the Director of Legal, Dr. Gustavo Lupetti.

The meeting is held within the framework of notes AA2000-DIR-902/21 and NO-2021-65274599-APN-ORSNA#MTR and in continuation of the Minutes dated 3/8/2021.

Continuing with what was requested by the ORSNA in the previous meeting, the Concessionaire states that in relation to point 2.1.1 of Technical Conditions for the Extension approved by Decree 1009/20, documentation has been sent in the expte. where it processes note AA2000-DIR-615/21, which it makes available for the purpose of the ORSNA to carry out specific studies regarding the use of said funds.

Notwithstanding the foregoing, after the exhaustive analysis of the general financial situation of the concession, duly presented at the meeting dated 08/3/2021, derived from the presence of the COVID-19 Pandemic and the implementation of the restrictive measures that the National State had to impose, and in order to generate certainty as to the scope of the commitments to be fulfilled by December 2021, since it has not yet been defined, it is convenient to determine the degree of progress of the works that the ORSNA considers necessary with the limitations imposed by the circumstances referred to in the previous meeting regarding the delay in the progressive resumption of international operations.

This is without prejudice to the time when ORSNA deems it appropriate to evaluate the fulfillment of this goal. In this regard, the ORSNA states that given the large number of works submitted in the documentation sent by Note AA2000-DIR-615/21, it will analyze it in detail, taking into account the context and situation that the airport sector is going through, and the conclusions will be communicated to that Concessionaire.

With regard to the provisions of points 2.1.2 and 2.1.3 of the “Technical Conditions for the Extension”, the Concessionaire states that with respect to the financing of the trusts, negotiations were carried out with financial advisors who have a global reach and specialize in project financing and obtaining capital from various institutions (multilaterals, credit agencies, etc.). [***]. For the sake of completeness, the concessionaire attaches a list of working meetings held with the national and international banking and financial sector (Annex 1) in order to achieve a securitization of the Trusts provided for in points 2.1.2 and 2.1.3 of the “Technical Conditions for the Extension” in accordance with reasonable conditions and in accordance with the airport activity.

The Concessionaire goes on to state that as a result of the meetings held, the independent placement agents do not find it feasible to carry out the securitization actions (Annex 2) until the scenarios for the recovery of international air traffic show increasing levels of activity, since its additional implicit risk is still high and as such will clearly have an impact on the conditions to be granted and could thereby harm the funds available for the Works originated from the payment of the specific allocation of income.

However, it states that it will continue to work jointly with national and international placement agents in order to continue with the maximum possible efforts to achieve the securitization of the planned funds in the shortest possible time and as such requests the ORSNA to participate in the working meetings in progress and the need to integrate the trustees of the Banco de la Nación Argentina into it in order to accelerate the deadlines for effective implementation.

Within this framework, the ORSNA understands that the consideration of the commitments must be made in the context determined by the emergency by virtue of which these actions have been initiated and with the collection of the revenues that originate from the payment of the specific allocation of revenues of the concession. In accordance with the request, the Concessionaire is informed that there are no obstacles to the participation of the Entity in the requested securitization process, as well as arbitrating the necessary means for the summoning of the Trustee in order to accelerate the pertinent processing times and thus the completion of the airport works.

However, and assuming the transitory nature of the crisis, it will not admit the modification of the commitments in their materiality and stresses that the securitization process to be carried out may in no way alter what is stipulated in the “Technical Conditions for the Extension.”

Clause 2.1.1 of the “Technical Conditions for Extension”

In view of the foregoing and for the purposes of monitoring compliance with clause 2.1.1, the following degree of progress of the works necessary for December 2021 is determined: a) Bariloche (Passenger Terminal): 80%, b) Aeroparque (Coastal Fill Works, New Roads and Multilevel Vehicular Parking): 80% of physical progress in relation to the total amount of the contract consisting of $1,768,413,967 and c) Ezeiza (Beaconing in Delta Taxi) 65%. Compliance with the percentages for each work will be evaluated by the competent technical areas of the ORSNA. In this regard, it is highlighted that the completion (100%) of each of the works mentioned and/or reached by clause 2.1.1. referred to above, must be carried out in accordance with the needs set forth by the ORSNA.

Likewise, it is clearly established that, without prejudice to the time of disbursement, the amount provided for in the clause in question of US$132 million, is in no way deductible, nor can it overlap (accounting 2 times) with the investments referred to in point 2.1.4 of the same document.

In this sense, it should be understood that the commitment assumed by numeral 2.1.1 of the “Technical Conditions for the Extension” of US$132 million, will be considered fulfilled regardless of the time in which the Concessionaire makes its disbursement or payment and without prejudice to the fact that the ORSNA evaluates said obligation when analyzing both the certifications and the disbursements that are made.

In accordance with the above, the Concessionaire undertakes to exceed the floor established in clause 2.1.1 referred to above.

Clauses 2.1.2 and 2.1.3 of the “Technical Conditions for Extension”

Although the Concessionaire has accredited (see Appendices 1 and 2) that it has made its “greatest efforts and contributions of suitability” to date, it is likely that in this situation of prolongation of

2

the COVID-19 Pandemic that affects the tourism and airport sector, difficulties persist in the financial market to materialize the proposed financing in the expected time.

Under these conditions, without prejudice to requesting from the Concessionaire a complete report of the steps it carries out until December 31, 2021, it is requested that, for the same reasons that it may be deemed necessary to reschedule other financial commitments, the commitments assumed in 2.1.2 and 2.1.3 referring to the financing of Trusts, be taken into account in future financial management, in view of the possibilities of the market and the interaction with Banco Nación already mentioned, since the investments to be made with these funds are understood to be a priority by this Regulatory Body.

Based on this, the Concessionaire undertakes to submit the periodic reports requested and to continue making the best efforts jointly with the ORSNA and the Trustee in order to accelerate the processes in progress.

Financial commitments and Review of the Economic and Financial Equation.

Regarding the request made by the Concessionaire at the previous meeting, the ORSNA states that:

1)

In principle, there are causes beyond the control of the parties that allow as a reasonable solution for the sustainability of the Concession the postponement of part of the financial commitments to December 2022, as provided for in the third clause of the technical conditions of the extension, without altering the substantiality of the obligations. To this end, the proceedings will be sent to the relevant Managements so that they can issue their opinion on the matter both in relation to the Technical Conditions for the Extension and in relation to the postponement of the recognition of debt in the integration into the Trust agreed in 2020, to begin its payment in December 2022, under the same conditions previously provided.

Notwithstanding the foregoing, and even if it is appropriate to postpone the commitment of clause 2.1.4 of the Technical Conditions for the Extension to December 31, 2022, the different obligations must be interpreted in a comprehensive manner.

In this sense, the conditions assumed by the parties in the document approved in Decree 1009/20, such as the Economic and Financial Plan, are imposed by reason of contractual good faith, for the purpose of evaluating the scope of the commitments and their eventual postponement.

The occurrence of Force Majeure events that must be considered for the purpose of avoiding undue damages, cannot be a cause of benefits for the Concessionaire.

A complete postponement of the March 2022 commitment under clause 2.1.4 to December 2022 may not be the most reasonable solution.

Similarly, it is not possible to interpret clauses autonomously and independently of the rest of the agreed conditions.

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For this reason, the postponement of the commitment assumed in clause 2.1.4 of the Technical Conditions for the Extension should not be interpreted in an absolute way but in relation to the actual deviations in relation to the approved PEF, produced by virtue of the circumstances indicated.

Consequently, without prejudice to the postponement of the commitment of clause 2.1.4 to December 31, 2022, the Concessionaire must prove on that date: the contracting of works in the year for a value that is directly proportional to comparing the actual income accumulated from the entry into force of decree 1009/20 until that date, with the flow of income expected for the same period in the PEF, and this in relation to the forecasts of works for the year.

On the other hand, in the event that international passenger traffic as of December 31, 2022 does not reach 80% of that registered in 2019 (comparing the full years 2019 and 2022), the ORSNA will request from the Concessionaire a plan for the availability of funds (to be complied with in accordance with the instruments detailed in the following paragraph) that reaches US$406.5 million by the time a flow of income is verified equal to that provided for in the PEF for the month of March 2022 (considering the historical monthly seasonality with respect to the annual value considered in the Annex to the Technical Conditions), in this way the commitment of clause 2.1.4 will be understood to have been fulfilled. On that occasion, the parties shall adopt the necessary precautions.

Finally, in the event that international passenger traffic as of December 31, 2022 exceeds 80% of that recorded in 2019 (comparing the full years 2019 and 2022), the commitment assumed in clause 2.1.4 will be considered fulfilled, regarding the availability of funds, provided that the Concessionaire submits as of 12/31/2022 (i) a certificate that accredits it or (ii) a Financial Program approved by the Board of Directors of AA2000 and by the CNV, or (iii) Firm work contracts, or (iv) Agreements with public entities or financial entities that commit or dispose of funds for the Concession, or (v) a combination of the alternatives set out. All of them to the satisfaction of the Regulatory Body.

The Concessionaire shall determine, if any, before 12/31/2022 the number of preferred shares and when it will redeem them as part of the US$406.5 million committed in clause 2.1.4.

In addition, in all cases the Concessionaire must extend the Guarantee of compliance with the Investment Plan for a total of US$406.5 million, which may only be readjusted annually by virtue of the works effectively executed and the preferred shares in case they are redeemed.

Likewise, and in consideration of the special circumstances, ORSNA requests and the Concessionaire undertakes not to pay dividends until the availability of funds committed to in clause 2.1.4 is fulfilled in the terms referred to above.

With regard to the commitments assumed in clause 2.1.5. they remain unchanged.

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2)

Regarding the pending Revisions of the Economic and Financial Equation, the ORSNA will continue with the pertinent procedures and for this purpose requests the Concessionaire to expedite the submission of the information duly requested. Notwithstanding the foregoing, it is not appropriate to put into effect any adjustments that may result from them by virtue of the following considerations: (i) it is impossible to take as a reference a projection of passenger traffic in a situation that, contrary to expectations, has been prolonged over time and (ii) the airport charges that would probably result from the revisions in this unprecedented scenario would be excessively high, discouraging activity, harmful to users and far from the principles of competitiveness and reasonableness that the industry requires.

These circumstances cannot be ignored by the Concessionaire since their causes are the same as those expressed in note AA2000-DIR-902/21.

It is appropriate to emphasize again that the ORSNA must look after the user and at the same time fulfill its powers in a serious and responsible way. This requires that certain issues be temporarily postponed in consideration of the special circumstances.

Such postponement does not prevent compliance with the provisions of note NO-2021-29861827-APN-ORSNA#MTR within the established period.

Therefore, after the intervention of the corresponding Managements, the adjustments for Revisions of the Economic and Financial Equation will be deferred until June 30, 2023, assuming that on that occasion all the corresponding Revisions will be concluded until that moment and the pertinent adjustments will be made to fully correct the imbalance caused by the corresponding economic calculations from Annex II of the Technical Conditions Act for Extra Time.

Without further ado, the present meeting is closed.

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ANNEX 1

List of working meetings

[***]

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ANNEX 2

Documents from independent placement agents

[***]

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